Exhibit 99.2

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

STOCK OPTION AGREEMENT

RECITALS

A. The Corporation has implemented the Plan for the purpose of providing eligible persons in the Corporation’s service with the opportunity to participate in one or more cash or equity incentive compensation programs designed to encourage them to continue their service relationship with the Corporation.

B. Optionee is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s grant of an option to Optionee.

C. All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement, the Notice of Grant of Stock Option (the “Grant Notice”) or in the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option. The Corporation hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price. The name of the Optionee, the Grant Date, the Exercise Price, the number of Option Shares and the Exercise Schedule are as specified in the Grant Notice.

2. Option Term. This option shall have a maximum term of seven (7) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Article Two, Section I(C)(1) of the Plan or Article Two, Section IV(A) or (C) of the Plan.

3. Limited Transferability. The transferability of this option shall be governed by Article Two, Section I(F) of the Plan.

4. Dates of Exercise. This option shall become exercisable for the Option Shares in one or more installments in accordance with the Exercise Schedule set forth in the Grant Notice. As the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Article Two, Section I(C)(1) of the Plan or Article Two, Section IV(A) or (C) of the Plan.

5. Cessation of Service. The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date in accordance with Article Two, Section I(C)(1) of the Plan.

6. Change in Control. The effect of a Change in Control of the Corporation on this option shall be governed by Article Two, Section IV(A)(C) and (D) of the Plan.

7. Adjustment in Option Shares. Should any change identified in Article One, Section V(G) of the Plan be made to the Common Stock, then the equitable adjustments identified in such section shall be made to this option to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8. Manner of Exercising Option.

(a) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

(i) Execute and deliver to the Corporation a Notice of Exercise for the Option Shares for which the option is exercised or comply with such other procedures as the Corporation may establish for notifying the Corporation of the exercise of this option for one or more Option Shares.

(ii) [Pay the aggregate Exercise Price for the purchased shares in one or more of the forms identified in Article Two, Section I(A)(2) of the Plan.] [Pay the aggregate Exercise Price for the purchased shares in the form identified in Article Two, Section I(A)(2)(iii) of the Plan].

(iii) Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

(iv) Make appropriate arrangements with the Corporation (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all applicable income and employment tax and Foreign Tax withholding requirements and any employer taxes passed through to the Optionee under Article Two, Section V.B., V.C. or V.D of the Plan applicable to the option grant, exercise, or vesting.

(b) As soon as administratively practicable following the date on which the option is exercised in accordance with this Paragraph 8, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate (which may be in electronic form) for the purchased Option Shares, with the appropriate legends, if applicable.

(c) In no event may this option be exercised for any fractional shares.

9. Compliance with Laws and Regulations.

(a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq Global or Global Select Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

10. Successors and Assigns. Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee’s assigns, the legal representatives, heirs and legatees of Optionee’s estate and any beneficiaries of this option designated by Optionee.

11. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be delivered electronically through the procedure set forth on the website maintained by the Corporation-designated brokerage firm for awards under the Plan or in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be delivered electronically or in writing addressed to Optionee at the most recent address on file with the Corporation for the Optionee. All notices shall be deemed effective upon personal or electronic delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

12. Construction. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

13. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of New Jersey without resort to that State’s conflict-of-laws rules.

14. Excess Shares. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without stockholder approval be issued under the Plan, then this option shall be void with respect to those excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan. In no event shall the Option be exercisable with respect to any of the excess Option Shares unless and until such stockholder approval is obtained.

15. Additional Terms Applicable to an Incentive Option. In the event this option is designated an Incentive Option in the Grant Notice, the following terms and conditions shall also apply to the grant:

(a) This option shall cease to qualify for favorable tax treatment as an Incentive Option if (and to the extent) this option is exercised for one or more Option Shares: (A) more than three (3) months after the date Optionee ceases to be an Employee for any reason other than death or Permanent Disability or (B) more than twelve (12) months after the date Optionee ceases to be an Employee by reason of Permanent Disability.

(b) No installment under this option shall qualify for favorable tax treatment as an Incentive Option if (and to the extent) the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which such installment first becomes exercisable hereunder would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock or other securities for which this option or any other Incentive Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should such One Hundred Thousand Dollar ($100,000) limitation be exceeded in any calendar year, this option shall nevertheless become exercisable for the excess shares in such calendar year as a Non-Statutory Option.

(c) Should the exercisability of this option be accelerated upon a Change in Control, then this option shall qualify for favorable tax treatment as an Incentive Option only to the extent the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which this option first becomes exercisable in the calendar year in which the Change in Control transaction occurs does not, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock or other securities for which this option or one or more other Incentive Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should the applicable One Hundred Thousand Dollar ($100,000) limitation be exceeded in the calendar year of such Change in Control, the option may nevertheless be exercised for the excess shares in such calendar year as a Non-Statutory Option.

(d) Should Optionee hold, in addition to this option, one or more other options to purchase Common Stock which become exercisable for the first time in the same calendar year as this option, then for purposes of the foregoing limitations on the exercisability of such options as Incentive Options, this option and each of those other options shall be deemed to become first exercisable in that calendar year, on the basis of the chronological order in which such options were granted, except to the extent otherwise provided under applicable law or regulation.